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Exhibit 99.1

CONTACT: Investor Relations Amy Carpi (203) 656-7651 amy.carpi@jetblue.com Corporate Communications Gareth Edmondson-Jones (718) 709-3089 gareth.edmondson-jones@jetblue.com

JETBLUE ANNOUNCES THIRD QUARTER 2003 EARNINGS

Low-Fare Carrier Achieves Eleventh Consecutive Quarter of Profitability

        New York, NY (October 23, 2003)—JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2003:

  •
  Operating revenues for the quarter totaled $273.6 million, representing growth of 65.5% over operating revenues of $165.3 million in the third quarter of 2002.

  •
  Operating income in the quarter was $53.8 million, resulting in a 19.7% operating margin. This compares with operating income of $22.5 million and a 13.6% operating margin in the third quarter of 2002.

  •
  Net income for the quarter was $29.0 million, representing earnings of $0.39 per diluted share, compared with third quarter 2002 net income of $12.2 million, or $0.18 per diluted share.

        "Our strong financial results this quarter are a result of great customer demand coupled with ongoing cost control diligence," said David Neeleman, CEO of JetBlue. "As we approach delivery of our 50th aircraft, we are extremely grateful for the support of our crewmembers, customers and stockholders and proud of all we've accomplished to-date. At the same time, looking toward the future, we are dedicated to ensuring we have the right people, processes and facilities in place to support our continued plans for steady, controlled expansion."

        During the third quarter of 2003, JetBlue achieved a completion factor of 99.8%. On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 86.2% in the third quarter of 2003. The Company attained a record quarterly load factor of 87.7%, an improvement of 2.9 points, on a capacity increase of 66.3% over the third quarter of 2002.

        "We're extremely proud of the efforts our crewmembers put forth this quarter to drive these exceptional results", said Dave Barger, President and COO of JetBlue. "Faced with an incredible challenge—27 hours of manual operations at JFK as a result of the blackout—our crewmembers showed astonishing dedication, ingenuity and stamina, enabling us to accommodate more than 35,000 customers during that time and keep the operation going. They are truly the reason that JetBlue continues to be widely embraced by the traveling public."

        For the third quarter 2003, operating revenues increased by 65.5% over 2002 to $273.6 million. Revenue passenger miles increased 72.1% from the third quarter of 2002 to 3.2 billion. Available seat miles grew 66.3% to 3.7 billion. Yield per passenger mile was 8.14 cents, down 4.1% compared to 2002 on a 7.1% increase in average length of haul. Operating revenue per available seat mile (RASM) decreased 0.5% year-over-year to 7.38 cents.

        Operating expenses for the third quarter of 2003 were $219.7 million, up 53.9% from the third quarter of 2002. Operating expense per ASM (CASM) for the second quarter decreased 7.7% year-over-year to 5.92 cents on a 3.6% increase in average stage length. During the quarter, realized fuel price was 81 cents per gallon, an 8.7% increase over third quarter 2003 realized fuel price of 75 cents. JetBlue ended the quarter with $600 million in cash and short-term investments.

        JetBlue will conduct a conference call to discuss its quarterly earnings today, October 23rd, at 10:00 a.m. EDT. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

        About JetBlue

        JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 48 new Airbus A320 aircraft and is scheduled to place into service another five A320s by the end of 2003. The airline recently placed an order for 100 EMBRAER 190 aircraft with options for an additional 100. The first EMBRAER 190 is scheduled to be delivered in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV(R) Programming at every seat.(1)

        Based out of New York City's John F. Kennedy International Airport, JetBlue currently operates 192 flights a day and serves 22 destinations in 11 states and Puerto Rico and plans to commence service from Boston, Massachusetts beginning January 7, 2004. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on www.jetblue.com.

(1)
DIRECTV(R) service is not available on flights between New York City and San Juan, Puerto Rico.

#    #    #

        This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks, as well as potential risks with the delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2002 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent Change			Percent Change
	2003	2002		2003	2002
OPERATING REVENUES
Passenger	$264,431	$160,239	65.0	$711,371	$433,625	64.1
Other	9,145	5,022	82.1	24,036	14,308	68.0

Total operating revenues	273,576	165,261	65.5	735,407	447,933	64.2
OPERATING EXPENSES
Salaries, wages and benefits	69,875	41,747	67.4	194,603	112,930	72.3
Aircraft fuel	38,296	21,170	80.9	106,719	51,137	108.7
Sales and marketing	15,067	11,795	27.7	41,035	33,430	22.8
Landing fees and other rents	18,851	11,865	58.9	51,448	31,485	63.4
Aircraft rent	15,673	10,061	55.8	43,659	29,850	46.3
Depreciation and amortization	13,700	6,926	97.8	35,493	17,333	104.8
Maintenance materials and repairs	5,755	2,733	110.6	14,453	6,144	135.2
Other operating expenses	42,523	36,503	16.5	114,164	92,078	24.0

Total operating expenses	219,740	142,800	53.9	601,574	374,387	60.7

OPERATING INCOME	53,836	22,461	139.7	133,833	73,546	82.0
Operating margin	19.7%	13.6%	6.1pts.	18.2%	16.4%	1.8pts.
OTHER INCOME (EXPENSE)
Interest expense	(7,857)	(5,738)	36.9	(20,074)	(14,650)	37.0
Capitalized interest	1,405	1,415	(0.8)	3,647	4,147	(12.1)
Interest income and other	2,033	1,943	4.7	4,753	4,362	9.0
Government compensation (1)	—	407		22,761	407

Total other income (expense)	(4,419)	(1,973)		11,087	(5,734)

INCOME BEFORE INCOME TAXES	49,417	20,488	141.2	144,920	67,812	113.7
Income tax expense	20,374	8,333		60,562	28,067

NET INCOME	$29,043	$12,155	138.9	$84,358	$39,745	112.2

EARNINGS PER COMMON SHARE:
Basic	$0.44	$0.20		$1.32	$0.87

Diluted	$0.39	$0.18		$1.19	$0.62

Weighted average shares outstanding:
Basic	65,942	60,878		63,864	38,800
Diluted	73,865	68,084		70,674	64,061

(1)
On May 15, 2003 we received $22.8 million ($11.5 million net of tax and related profit sharing) in compensation related to the Emergency War Time Supplemental Appropriations Act. This compensation increased our diluted earnings per share by $0.16 for the nine months ended September 30, 2003.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended September 30,				Nine Months Ended September 30,
			Percent Change				Percent Change
	2003	2002			2003	2002
Revenue passengers	2,413,505	1,501,946	60.7		6,634,042	4,015,769	65.2
Revenue passenger miles (000)	3,248,958	1,888,151	72.1		8,418,820	4,817,962	74.7
Available seat miles (000)	3,704,841	2,227,254	66.3		9,898,131	5,774,037	71.4
Load factor	87.7%	84.8%	2.9	pts.	85.1%	83.4%	1.7	pts.
Breakeven load factor	72.7%	75.5%	(2.8)	pts.	71.8%	72.0%	(0.2)	pts.
Aircraft utilization (hours per day)	13.2	12.8	3.2		13.1	13.0	0.8
Average fare	$109.56	$106.69	2.7		$107.23	$107.98	(0.7)
Yield per passenger mile (cents)	8.14	8.49	(4.1)		8.45	9.00	(6.1)
Passenger revenue per available seat mile (cents)	7.14	7.19	(0.8)		7.19	7.51	(4.3)
Operating revenue per available seat mile (cents)	7.38	7.42	(0.5)		7.43	7.76	(4.2)
Operating expense per available seat mile (cents) (1)	5.92	6.41	(7.7)		6.07	6.48	(6.4)
Departures	17,175	11,245	52.7		48,719	30,774	58.3
Average stage length (miles)	1,267	1,223	3.6		1,231	1,158	6.3
Average number of operating aircraft during period	45.8	28.4	61.3		42.1	25.0	68.2
Average fuel cost per gallon (cents)	81.33	74.80	8.7		85.37	69.22	23.3
Fuel gallons consumed (000)	47,087	28,301	66.4		125,014	73,876	69.2
Percent of sales through jetBlue.com during period	73.7%	65.1%	8.6	pts.	72.4%	60.8%	11.6	pts.
Full-time equivalent employees at period end					4,650	3,143	47.9

(1)
Excludes direct costs associated with LiveTV third party sales of $480,000 and $979,000 for the three and nine months ended September 30, 2003, which are unrelated to our airline operations

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$574,229	$246,752
Total assets	2,010,013	1,378,923
Total debt	990,359	711,931
Stockholders' equity	639,540	414,673

SOURCE: JetBlue Airways Corporation

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JETBLUE ANNOUNCES THIRD QUARTER 2003 EARNINGS
Low-Fare Carrier Achieves Eleventh Consecutive Quarter of Profitability
JETBLUE AIRWAYS CORPORATION CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)
JETBLUE AIRWAYS CORPORATION